Exhibit 10.1

Tatum, LLC

Interim Executive Services Agreement

April 24, 2007

Mr. Nick Schacht

Learning Tree International, Inc.

6053 West Century Boulevard

Los Angeles, CA 90045-0028

Dear Mr. Schacht:

Tatum, LLC (“Tatum”) understands that Learning Tree International, Inc. (“the Company”) desires to engage a partner of Tatum to serve as interim chief financial officer. This Interim Executive Services Agreement sets forth the conditions under which such services will be provided.

Services; Fees

Tatum will make available to the Company Charles R. Waldron (the “Tatum Partner”), who will serve as chief financial officer of the Company. The Tatum Partner will become an employee and, if applicable, a duly elected or appointed officer of the Company and subject to the supervision and direction of the CEO of the Company, the board of directors of the Company, or both. Tatum will have no control or supervision over the Tatum Partner.

The Company will pay the Tatum Partner directly a salary of $32,000 a month (“Salary”). In addition, the Company will pay directly to Tatum a fee of $8,000 a month (“Fees”) as partial compensation for resources provided. The Company will have no obligation to provide the Tatum Partner any health or major medical benefits, stock, or bonus payments. The Tatum Partner will remain on his or her current medical plan.

As an employee, the Tatum Partner will be eligible for any Company employee retirement and/or 401 (k) plan and for vacation and holidays consistent with the Company’s policy as it applies to senior management, and the Tatum Partner will be exempt from any non-statutory delay periods otherwise required for eligibility. For purposes of vacation accrual, the Tatum Partner will not begin accruing vacation until the completion of 90 days of service under this agreement.

Payments; Deposit

Payments to Tatum should be made by direct deposit through the Company’s payroll, or by an automated clearing house (“ACH”) payment at the same time as payments are made to the Employee. If such payment method is not available and payments are made by check, Tatum will issue invoices to the Company, and the Company agrees to pay such invoices no later than ten (10) days after receipt of invoices.

The Company will reimburse the Tatum Partner directly for out-of-pocket expenses incurred by the Tatum Partner in providing services hereunder to the same extent that the Company is responsible for such expenses of senior managers of the Company, upon submission of appropriate forms and in compliance with applicable policies.

Company agrees to pay Tatum and to maintain a security deposit of $40,000 for the Company’s future payment obligations to both Tatum and the Tatum Partner under this agreement (the “Deposit”). If the Company breaches this agreement and fails to cure such breach as provided in this agreement, Tatum will be entitled to apply the Deposit to its damages resulting from such breach. Upon termination or expiration of this agreement, Tatum will return to the Company the balance of the Deposit remaining after application of any amounts to unfulfilled payment obligations of the Company to Tatum or the Tatum Partner as provided for in this agreement.

Converting Interim to Permanent

The Company will have the opportunity to make the Tatum Partner a permanent member of Company management at any time during the term of this agreement by entering into another form of Tatum agreement, the terms of which will be negotiated at such time.

Hiring Tatum Partner Outside of Agreement

The parties recognize and agree that Tatum is responsible for introducing the Tatum Partner to the Company. Therefore, if, at any time during the twelve (12)-month period following the termination or expiration of this agreement, the Company employs the Tatum Partner or engages the Tatum Partner as an independent contractor (other than in connection with another form of Tatum agreement) to render services of substantially the same nature as those for which Tatum is making the Tatum Partner available pursuant to this agreement, Tatum will be entitled to receive as a placement fee an amount equal to forty-five percent (45%) of the Tatum Partner’s Annualized Compensation (as defined below). The amount will be due and payable to Tatum upon written demand to the Company. For this purpose, “Annualized Compensation” will mean monthly Salary equivalent to what the Tatum Partner would receive on a full-time basis multiplied by twelve (12), plus the maximum amount of any bonus for which the Tatum Partner was eligible with respect to the then current bonus year.

Term & Termination

This agreement starts May 1, 2007. Either party may terminate this agreement at any time, such termination to be effective on the date specified in the written notice.

Insurance

The Company will provide Tatum or the Tatum Partner with written evidence that the Company maintains directors’ and officers’ insurance in an amount reasonably acceptable to the Tatum Partner at no additional cost to the Tatum Partner, and the Company will maintain such insurance at all times while this agreement remains in effect. Furthermore, the Company will maintain such insurance coverage with respect to occurrences arising during the term of this agreement for at least three years following the termination or expiration of this agreement or will purchase a directors’ and officers’ extended reporting period, or “tail,” policy to cover the Tatum Partner.

Disclaimers, Limitations of Liability & Indemnity

Tatum assumes no responsibility or liability under this agreement other than to render the services called for hereunder and will not be responsible for any action taken by the Company in following or declining to follow any of Tatum’s advice or recommendations except for actions taken fraudulently or in bad faith. Tatum represents to the Company that Tatum has conducted its standard screening and investigation procedures with respect to the Tatum Partner becoming a partner in Tatum, and the results of the same were satisfactory to Tatum. Tatum disclaims all other warranties, either express or implied. Without limiting the foregoing, Tatum makes no representation or warranty as to the accuracy or reliability of reports, projections, forecasts, or any other information derived from use of Tatum’s resources, and Tatum will not be liable for any claims of reliance on such reports, projections, forecasts, or information. Tatum will not be liable for any non-compliance of reports, projections, forecasts, or information or services with federal, state, or local laws or regulations. Such reports, projections, forecasts, or information or services are for the sole benefit of the Company and not any unnamed third parties.

In the event that any partner of Tatum (including without limitation the Tatum Partner to the extent not otherwise entitled in his or her capacity as an officer of the Company) is subpoenaed or otherwise required to appear as a witness or Tatum or such partner is required to provide evidence, in either case in connection with any action, suit, or other proceeding initiated by a third party or by the Company against a third party, then the Company shall reimburse Tatum for the costs and expenses (including reasonable attorneys’ fees) actually incurred by Tatum or such partner and provide Tatum with compensation at Tatum’s customary rate for the time incurred except (i) for the efforts of the Tatum Partner while employed by the Company: (ii) in the case of disputes between the Company and Tatum; and (iii) in cases where it is determined by the court or the arbitrator that Tatum or the Tatum Partner acted fraudulently or in bad faith.

The Company agrees that, with respect to any claims the Company may assert against Tatum in connection with this agreement or the relationship arising hereunder, Tatum’s total liability will not exceed two (2) months of Fees except in cases where it is determined by the court or arbitrator that Tatum or the Tatum Partner acted fraudulently or in bad faith.

As a condition for recovery of any liability, the Company must assert any claim against Tatum within three (3) months after discovery or sixty (60) days after the termination or expiration of this agreement, whichever is earlier except in cases where it is determined by the court or arbitrator that Tatum or the Tatum Partner acted fraudulently or in bad faith.

Tatum will not be liable in any event for incidental, consequential, punitive, or special damages, including without limitation, any interruption of business or loss of business, profit, or goodwill except in cases where it is determined by the court or arbitrator that Tatum or the Tatum Partner acted fraudulently or in bad faith.

Arbitration

If the parties are unable to resolve any dispute arising out of or in connection with this agreement, either party may refer the dispute to arbitration by a single arbitrator selected by the parties according to the rules of the American Arbitration Association (“AAA”), and the decision of the arbitrator will be final and binding on both parties. Such arbitration will be conducted by the Atlanta, Georgia, office of the AAA. In the event that the parties fail to agree on the selection of the arbitrator within thirty (30) days after either party’s request for arbitration under this paragraph, the arbitrator will be chosen by AAA. The arbitrator may in his discretion order documentary discovery but shall not allow depositions without a showing of compelling need. The arbitrator will render his decision within ninety (90) days after the call for arbitration. The arbitrator will have no authority to award punitive damages. Judgment on the award of the arbitrator may be entered in and enforced by any court of competent jurisdiction. The arbitrator will have no authority to award damages in excess or in contravention of this agreement and may not amend or disregard any provision of this agreement, including this paragraph. Notwithstanding the foregoing, either party may seek appropriate injunctive relief from a court of competent jurisdiction, and either party may seek injunctive relief in any court of competent jurisdiction.

Miscellaneous

Tatum will be entitled to receive all reasonable costs and expenses incidental to the collection of overdue amounts under this Resources Agreement, including but not limited to attorneys’ fees actually incurred.

The Company agrees to allow Tatum to use the Company’s logo and name on Tatum’s website and other marketing materials for the sole purpose of identifying the Company as a client of Tatum. Tatum will not use the Company’s logo or name in any press release or general circulation advertisement without the Company’s prior written consent.

Neither the Company nor Tatum will be deemed to have waived any rights or remedies accruing under this agreement unless such waiver is in writing and signed by the party electing to waive the right or remedy. This agreement binds and benefits the respective successors of Tatum and the Company.

Neither party will be liable for any delay or failure to perform under this agreement (other than with respect to payment obligations) to the extent such delay or failure is a result of an act of God, war, earthquake, civil disobedience, court order, labor dispute, or other cause beyond such party’s reasonable control. The provisions concerning payment of compensation and reimbursement of costs and expenses, limitation of liability, directors’ and officers’ insurance, and arbitration will survive the expiration or any termination of this agreement.

This agreement will be governed by and construed in all respects in accordance with the laws of the State of Georgia, without giving effect to conflicts-of-laws principles.

The terms of this agreement are severable and may not be amended except in writing signed by the party to be bound. If any portion of this agreement is found to be unenforceable, the rest of the agreement will be enforceable except to the extent that the severed provision deprives either party of a substantial benefit of its bargain.

Nothing in this agreement shall confer any rights upon any person or entity other than the parties hereto and their respective successors and permitted assigns and the Tatum Partner.

Each person signing below is authorized to sign on behalf of the party indicated, and in each case such signature is the only one necessary.

Bank Lockbox Mailing Address for Deposit and Fees:

Tatum, LLC

P.O. Box 403291

Atlanta, GA 30384-3291

Electronic Payment Instructions for Deposit and Fees:

Bank Name: Bank of America
Branch: Atlanta
Routing Number:	For ACH Payments: 061 000 052
For Wires: 026 009 593
Account Name: Tatum, LLC
Account Number: 003 279 247 763
Please reference Learning Tree International, Inc. in the body of the wire.

Please sign below and return a signed copy of this letter to indicate the Company’s agreement with its terms and conditions.

We look forward to serving you. Sincerely yours,

TATUM, LLC	Acknowledged and agreed by:

Learning Tree International, Inc.

/s/ Robert P. Hostetler	/s/ Nicholas R. Schacht
Robert P. Hostetler MidAtlantic Managing Partner for TATUM, LLC	Signature
Nicholas R. Schacht
(Print name)

President & CEO
(Title)

4/30/07
(Date)